Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the second quarter and six months ended June 30, 2008. Revenues for the second quarter were $11.5 million, compared to $36.1 million for the same period in 2007. Net loss for the second quarter was $12.4 million, compared to net income of $13.5 million for the same period in 2007. Revenues and net income for the second quarter of 2007 were positively impacted by recognition of revenue associated with up-front and milestone payments from XenoPort’s collaborations with GlaxoSmithKline, or GSK, and Astellas Pharma Inc. At June 30, 2008, XenoPort had cash, cash equivalents and short-term investments of $150.4 million.

XenoPort Quarterly Highlights

Since the start of the second quarter, XenoPort has:

  Presented detailed results from clinical pharmacology studies of XP13512 and the PIVOT RLS I (Patient Improvements in Vital Outcomes following Treatment for RLS) Phase 3 clinical trial, formerly designated as study XP052, at major medical conferences.
  Received a $25.0 million milestone payment from GSK related to achievements associated with the development of XP13512, which is known as Solzira™ in the United States.
  Received a $1.0 million milestone payment from Xanodyne Pharmaceuticals, Inc., related to the achievement of a milestone associated with the XP21510 program.
  Made significant progress on the enrollment of patients in the XP19986 Phase 2 GERD clinical trial. Randomization of the last patient is expected next week.
  Initiated a thorough QTc study to assess the cardiovascular safety of XP19986.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “Since the start of the second quarter, we have made solid progress in executing against our business objectives. We continue to expect our partner, GSK, to file the NDA for Solzira by the end of this quarter. We were very pleased to report additional positive data from the PIVOT-RLS I Phase 3 clinical trial demonstrating Solzira’s strong efficacy on secondary endpoints assessing sleep parameters, daytime somnolence and the percentage of patients who were symptom free for 24 hours. With the last patient randomization in our XP19986 Phase 2 clinical trial in patients with GERD expected next week, we anticipate reporting the top-line results of this trial by the end of the year. We are pleased with the progress on our new formulations of XP21279 and plan to initiate an additional Phase 1 clinical trial with two of these formulations later this year.”

XenoPort Second Quarter and Six-Month Financial Results

Revenues for the second quarter of 2008 were $11.5 million, compared to $36.1 million for the same period in 2007. Revenues for the six months ended June 30, 2008 were $26.5 million, compared to $52.6 million for the same period in 2007. The decrease in revenues for the second quarter and six months ended June 30, 2008 compared to the same periods in 2007 was the result of a decrease in revenues recognized under our GSK and Astellas agreements, partially offset by revenue recognized under our Xanodyne agreement.

Research and development expenses for the second quarter of 2008 were $18.6 million, compared to $20.6 million for the same period in 2007. Research and development expenses for the six months ended June 30, 2008 were $37.2 million, compared to $37.7 million for the same period in 2007. The decrease in research and development expenses in the second quarter and six months ended June 30, 2008 compared to the same periods in 2007 was principally due to decreased costs for the clinical development of Solzira, partially offset by increased development activities for XP19986, increased preclinical development activities and increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation.

General and administrative expenses were $6.4 million for the second quarter of 2008, compared to $4.2 million for the same period in 2007. General and administrative expenses were $11.9 million for the six months ended June 30, 2008, compared to $8.6 million for the same period in 2007. The increase in general and administrative expenses in the second quarter and six months ended June 30, 2008 compared to the same periods in 2007 was primarily due to increased personnel and related costs resulting from an increase in headcount and increased non-cash stock-based compensation.

Net loss for the second quarter of 2008 was $12.4 million, compared to net income of $13.5 million for the same period in 2007. Net loss for the six months ended June 30, 2008 was $19.7 million, compared to net income of $10.1 million for the same period in 2007. Net loss per diluted share was $0.49 in the second quarter of 2008 versus net income per diluted share of $0.52 for the same period in the prior year. For the six-month period ended June 30, 2008, net loss per diluted share was $0.79 versus net income per diluted share of $0.40 for the same period in 2007.

Due to the recognition of revenues from up-front and milestone payments from our collaborations with GSK and Astellas, XenoPort was profitable in the second quarter and six months ended June 2007 and may have profitable quarters from time to time. However, while recognition of revenues from our collaborations resulted in a profitable year for 2007, we continue to expect to incur losses for the next several years.

Other Matters

XenoPort also announced today that in connection with its hiring of David A. Stamler, M.D., on July 14, 2008 as its Senior Vice President, Chief Medical Officer, Dr. Stamler was granted incentive stock options to purchase 10,112 shares of the company’s common stock under the terms of the company’s 2005 Equity Incentive Plan, a new employee inducement stock award consisting of nonqualified stock options to purchase 139,888 shares of the company’s common stock and a new employee inducement stock award consisting of restricted stock units for 10,000 shares of the company’s common stock. The stock options have a per share exercise price of $39.55, the closing trading price of common stock on the Nasdaq Global Market on July 14, 2008. The stock options have a ten-year term and vest over four years, with 25% cliff vesting on the first anniversary of the July 14, 2008 grant date and 1/48th of the shares subject to the options vesting monthly thereafter. The restricted stock units shall vest in four equal annual installments on each anniversary of the August 1, 2008 grant date. The inducement stock awards were granted outside of the company’s 2005 Equity Incentive Plan and approved by the independent members of the company’s board of directors in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update of XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 56384106.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 56384106. Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. Its development and commercialization efforts are currently focused on potential treatments of central nervous system disorders. XenoPort’s most advanced product candidate, XP13512, which is known as Solzira™ in the United States, has successfully completed three pivotal trials in its Phase 3 clinical program for the treatment of moderate-to-severe primary restless legs syndrome, or RLS. It has also successfully completed a Phase 2a clinical trial for the management of post-herpetic neuralgia and is currently being evaluated by XenoPort’s partners, Astellas Pharma Inc. and GlaxoSmithKline, in Phase 2 clinical trials as a potential treatment for neuropathic pain and by Astellas in a Phase 2 clinical trial as a potential treatment for RLS. XenoPort has reported positive results from a Phase 2a clinical trial of its second product candidate, XP19986, in patients with gastroesophageal reflux disease, or GERD, and is currently conducting a second Phase 2 clinical trial in GERD patients. It is also evaluating XP19986 as a potential treatment of patients with spasticity related to spinal cord injury. XenoPort’s third product candidate, XP21279, has been evaluated in a Phase 1 clinical trial that produced positive data regarding its use as a potential treatment for Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and GSK’s future clinical development of Solzira and the timing thereof; XenoPort’s future clinical development programs for XP19986 and XP21279 and the timing thereof; the release of additional clinical trial data and the timing thereof; the therapeutic and commercial potential of XP13512, XP19986 and XP21279; the suitability of XP19986 as a treatment for GERD and spasticity; the suitability of XP21279 as a treatment for Parkinson’s disease; the timing of future regulatory submissions, including the filing of a new drug application for Solzira for RLS with the U.S. Food and Drug Administration; future profitability; and XenoPort’s and its partners’ future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “expects,” “could,” “plans,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain results of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials for XP13512, XP19986 and XP21279 in the anticipated timeframes, or at all; the uncertainty of the FDA approval process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of its compounds. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Annual Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission on May 8, 2008. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a trademark of XenoPort, Inc.

Solzira is a U.S. trademark of GSK.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2008	2007
	(In thousands)
Current assets:
Cash and cash equivalents	$18,203	$17,961
Short-term investments	132,175	142,180
Accounts receivable	2,332	1,392
Other current assets	4,695	2,682
Total current assets	157,405	164,215
Property and equipment, net	9,664	6,791
Long-term assets and other	1,899	1,871
Total assets	$168,968	$172,877
Current liabilities:
Current liabilities	$32,923	$25,354
Current borrowings	63	176
Total current liabilities	32,986	25,530
Other noncurrent liabilities	21,587	21,810
Stockholders’ equity:
Common stock	25	25
Additional paid-in capital and other	310,134	301,575
Accumulated deficit	(195,764)	(176,063)
Total stockholders’ equity	114,395	125,537
Total liabilities and stockholders’ equity	$168,968	$172,877

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007
	(In thousands, except per share amounts)
Revenues:
Collaboration revenue	$11,537	$36,097	$26,518	$52,636
Total revenues	11,537	36,097	26,518	52,636
Operating expenses:
Research and development(1)	18,601	20,637	37,160	37,726
General and administrative(1)	6,380	4,191	11,948	8,594
Total operating expenses	24,981	24,828	49,108	46,320
Income (loss) from operations	(13,444)	11,269	(22,590)	6,316
Interest income	1,111	2,276	3,025	3,933
Interest and other expenses	(66)	(48)	(136)	(101)
Net income (loss)	$(12,399)	$13,497	$(19,701)	$10,148
Basic net income (loss) per share	$(0.49)	$0.55	$(0.79)	$0.41
Diluted net income (loss) per share	$(0.49)	$0.52	$(0.79)	$0.40
Shares used to compute basic net income (loss) per share	25,135	24,737	25,095	24,652
Shares used to compute diluted net income (loss) per share	25,135	25,928	25,095	25,682

(1) Includes employee non-cash amortization of deferred stock-based compensation as follows:
Research and development	1,849	1,189	3,553	2,458
General and administrative	1,690	876	3,017	1,727
Total stock-based compensation expense	$3,539	$2,065	$6,570	$4,185

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com